Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111952 of American Tower Corporation on Form S-4 of our report dated March 12, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” appearing in the Annual Report of Form 10-K of American Tower Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Boston, Massachusetts

April 9, 2004